Exhibit 99.1
System1 Announces Reverse Stock Split

Shares Expected to Begin Trading on a Split-Adjusted Basis on June 12, 2025

LOS ANGELES, CA – June 10, 2025 – System1, Inc. (NYSE: SST) (“System1” or the “Company”), an omnichannel customer acquisition marketing platform, today announced that its board of directors has approved a reverse stock split (the “Reverse Stock Split”) of its Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”, and together with the Class A Common Stock, the “Common Stock”) at a ratio of 1-for-10. Stockholders approved a proposal to allow the board of directors, in its discretion, to effect the Reverse Stock Split at the Annual Meeting of Stockholders held on June 10, 2025, with the final ratio determined by the Company’s board of directors.

The Reverse Stock Split is expected to become effective at 5:00 p.m. Eastern Time on June 11, 2025 (the “Effective Time”). Shares of System1 Class A Common Stock are expected to begin trading on a split-adjusted basis on the New York Stock Exchange (the “NYSE”) on June 12, 2025. Shares of the Class A Common Stock will continue to trade under the symbol “SST” and the new CUSIP number will be 87200P 208.

Warrant Adjustments and Trading Information

The CUSIP for the Company’s redeemable warrants will remain unchanged. However, under the terms of the applicable warrant agreement, the number of shares of Class A Common Stock issuable on exercise of each warrant will be proportionately decreased. Specifically, following effectiveness of the Reverse Stock Split, every 10 shares of Class A Common Stock that may be purchased pursuant to the exercise of redeemable warrants now represents one (1) share of Class A Common Stock that may be purchased pursuant to such warrants. Accordingly, every 10 warrants will be exercisable for one share of Class A Common Stock at an exercise price of $115.00 per share of Class A Common Stock.

Impact on Common Stock

The Company will file an amendment to its Amended and Restated Certificate of Incorporation to implement the Reverse Stock Split as of the Effective Time. The Reverse Stock Split is intended to, among other things, increase the per share trading price of the Class A Common Stock in order to satisfy the closing price requirements for continued listing on the NYSE.

At the Effective Time of the Reverse Stock Split, every 10 shares of Common Stock outstanding and held of record by each stockholder of the Company, including treasury shares, will be automatically reclassified into one (1) new share of Common Stock. As a result of the Reverse Stock Split, proportionate adjustments will also be made to the number of shares of Common Stock underlying System1’s outstanding equity awards and the number of shares issuable under System1’s equity incentive plans and existing agreements, as well as the exercise price and/or any strike price, as applicable.

The Reverse Stock Split has no effect on the par value of the Company’s Common Stock or authorized shares of any class of Common Stock. The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity (and the proportional voting power will remain unchanged), except to the extent that the Reverse Stock Split results in some stockholders receiving cash in lieu of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Instead, each holder of Class A Common Stock will be entitled to receive a cash payment in lieu thereof at a price equal to the fraction of one share to which the stockholder would otherwise be entitled multiplied by the closing price per share of Class A Common Stock on the NYSE on June 11, 2025. The terms of System1’s outstanding warrants do not permit issuance of fractional shares upon exercise of such warrants. Instead, the number of shares issuable shall be rounded down upon exercise of the warrants.

Exhibit 99.1
Shareholder Information and Transfer Agent Details

Continental Stock Transfer & Trust Company is acting as transfer and exchange agent for the Reverse Stock Split. Registered stockholders who hold shares of Common Stock are not required to take any action to receive split-adjusted shares. Stockholders who own shares via a broker, bank, trust or other nominee organization will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such organization’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

Additional information about the Reverse Stock Split can be found in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on May 19, 2025, which is available on the SEC’s website, www.sec.gov, and on the “Investors” section of the Company’s website at https://ir.system1.com/overview/default.aspx, or the Company’s Current Report on Form 8-K filed on June 10, 2025.

About System1, Inc.

System1 combines best-in-class technology & data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omnichannel and omnivertical, and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, the development & growth of a suite of privacy-focused products, and the delivery of high-intent customers to advertising partners. For more information, visit www.system1.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements made in this press release are considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect System1’s current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements.

Due to known and unknown risks, actual results may differ materially from System1’s expectations and projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to regain compliance with the minimum bid price requirement; the effectiveness of the Reverse Stock Split; the continued listing of the Class A Common Stock on NYSE; and the Company’s financial condition. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC, as updated by other reports filed with the SEC, including, but not limited to, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, and the Company’s other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investors:
Brett Milotte
ICR, Inc.
Brett.Milotte@icrinc.com